Exhibit 10.3

PATENT PURCHASE AGREEMENT

     This PATENT PURCHASE AGREEMENT (“Agreement”) is entered into as of March 31, 2005 (“Effective Date”) by and between Tao Logic Systems LLC, a Nevada limited liability company with an office at 3225 McLeod Dr., Suite 100, Las Vegas, NV 89121 (“Purchaser”), and Mobility Electronics, Inc., a Delaware corporation with an office at 17800 N. Perimeter Drive, Suite 200, Scottsdale, Arizona 85255 (“Seller”). The parties hereby agree as follows.

1.	Background

1.1	Seller owns certain United States Letters Patents and/or applications for United States Letters Patents and/or related foreign patents and applications.

1.2	Seller wishes to sell its right, title and interest in such patents and applications to Purchaser.

1.3	Purchaser wishes to purchase such patents and applications.

2.	Definitions

2.1	“Assignment Agreements” means the agreements assigning ownership of the Patents from the inventors and/or prior owners to Seller.

2.2	“Entity” means any corporation, partnership, limited liability company, association, joint stock company, trust, joint venture, unincorporated organization, governmental entity (or any department, agency, or political subdivision thereof) or any other legal entity.

2.3	“Expansion and Docking Products” means any products that connect via a bus, using the Patents, to a computing device (including but not limited to handheld, tablet, server, desk top, personal digital assistant, laptop, notebook, or any similar computing device), for the purpose of expanding or connecting the computing device to various peripherals commonly connected to computers in office or home or travel environments (including but not limited to such peripherals as display monitors, drives, storage devices, USB and 1394 ports, PCI cards, Ethernet, keyboards, mice, and the like). Typical products include docking products for portable computers and Seller’s line of expansion products (including but not limited to expansion of available input/output slots and/or drive bays in a computing system), and any derivatives, enhancements and modifications thereof, as well as any new products and related semi-conductor chips that may be implemented from time to time

2.4	“List of Prosecution Counsel” means the names and addresses of prosecution counsel who prosecuted the Patents and who are currently handling the Patents.

2.5	“Patents” means those patents and applications listed in Exhibit A hereto, and all reissues, reexaminations, extensions, continuations, continuations in part, continuing prosecution applications, and divisions of such patents and applications; and foreign counterparts to any of the foregoing including without limitation utility models.

2.6	“Person” means any individual or Entity.

2.7	“Subsidiary” means any Entity that, as of or at any time after the Effective Date, is directly or indirectly controlled by Seller, but only as long as such control exists. For purposes of this definition, “control” means: (a) in the case of incorporated Entities, ownership or control of fifty percent (50%) or more of the voting power of the stock or participating shares entitled to vote for the election of directors of such incorporated Entities; and (b) in the case of unincorporated Entities, ownership or control of fifty percent (50%) or more of the equity interest with power to direct the management and policies of such unincorporated Entities. An entity shall be deemed to be a Subsidiary under this Agreement only so long as all requisite conditions of being a Subsidiary are met.

3.	Delivery and Payment

3.1	Delivery. Within thirty (30) days following the Effective Date, Seller shall deliver to Purchaser’s representative at the below delivery address (or to another representative/delivery address specified by Purchaser prior to delivery) the Assignment Agreements, the List of Prosecution Counsel, and all files and original documents owned or controlled by Seller (including without limitation Letters Patents) relating to the Patents including, without limitation, all prosecution files for pending patent applications included in the Patents, and its own files relating to the issued Patents.

Delivery Address:	Meyertons, Hood, Kivlin, Kowert & Goetzel, P.C.
Attention: Noel Kivlin
The Chase Building
700 Lavaca, Suite 800
Austin, Texas 78701-3102

Telephone: (512) 853-8800
Facsimile: (512) 853-8801

3.2	Purchase Price. The purchase price for the Patents shall be Thirteen Million U.S. Dollars (US$13,000,000) (the “Purchase Price”).

3.3	Closing. On or before May 16, 2005, Seller and Purchaser (or representatives designated by them) shall meet at the delivery address (or another mutually agreed location) and execute the following closing process: (i) Seller and Purchaser shall determine whether all of the items listed in Section 3.1 have been delivered and accounted for; (ii) if (i) is fully satisfied, Seller shall deliver to Purchaser an Assignment of Patent Rights, a copy of which is attached hereto as Exhibit B (the “Assignment of Patent Rights”), that has been fully executed and notarized by Seller; and (iii) if (i) and (ii) are fully satisfied, Purchaser shall pay the Purchase Price to Seller by wire transfer of immediately available funds. The date upon which (i), (ii) and (iii) are all fully satisfied shall be the “Closing Date”.

3.4	Failure to Close. If the requirements of 3.3(a)(i), 3.3(a)(ii), and 3.3(a)(iii) are not fully satisfied on or before May 16, 2005, then: (x) Purchaser shall, and shall cause

Purchaser’s representative to, deliver to Seller all documentation, instruments and agreements previously delivered to Purchaser (or Purchaser’s representative) by Seller and/or its attorneys and agents; (y) Seller shall destroy the executed Assignment of Patent Rights; and (z) this Agreement shall terminate and Purchaser and Seller shall have no further obligations or duties hereunder.

4.	Transfer of Patents; Grant of License

4.1	Patent Assignment. Effective as of the Closing Date, Seller hereby sells, assigns, transfers and conveys to Purchaser all right, title and interest it has in and to the Patents and all inventions and discoveries described therein, including without limitation, all rights of Seller under the Assignment Agreements, and all rights of Seller to collect royalties under such Patents.

4.2	Assignment of Causes of Action. Effective as of the Closing Date, Seller hereby sells, assigns, transfers and conveys to Purchaser all right, title and interest it has in and to all causes of action and enforcement rights, whether currently pending, filed, or otherwise, for the Patents and all inventions and discoveries described therein, including without limitation all rights to pursue damages, injunctive relief and other remedies for past, current and future infringement of the Patents.

4.3	Grant of License to Seller. Effective as of the Closing Date, Purchaser hereby grants to Seller and its Subsidiaries a worldwide, non-exclusive, perpetual, non-transferable (except as provided in Section 4.4 below), non-sublicensable, and royalty-free license under the Patents to do the following: (a) make Expansion and Docking Products; (b) have a third party make Expansion and Docking Products, or subcomponents of Expansion and Docking Products, for Seller and its Subsidiaries; and (c) lease, use, market, sell, offer for sale, import and otherwise dispose of Expansion and Docking Products made by Seller, its Subsidiaries or by a third party in accordance with (a) or (b) above.

4.4	Limitation on Transferability of Seller’s License. Seller and its Subsidiaries may assign (without any further rights to assign or transfer except as provided below) the above rights one time to an acquirer (an “Acquiror”) of all, or substantially all, of the Expansion and Docking Business conducted by Seller and its Subsidiaries (an “Acquisition”), provided that: (a) Acquiror shall not be licensed under the Patents for any product being offered or sold or planned (as evidenced in a formal product plan of some kind) by Acquiror at any time on or prior to the date of the Acquisition (“Acquisition Date”); and (b) Acquiror shall only be licensed under the Patents for Seller’s Expansion and Docking Products which are: (i) on the Acquisition Date being commercially offered and sold by Seller; (ii) on the Acquisition Date under development and/or being planned by Seller (as evidenced by a road map or product plan) and are released for commercial sale within twelve (12) months after the Acquisition Date; or (iii) future enhancements and/or modifications of the products set forth in (i) and (ii) above that have merely incremental differences from such products. Upon Acquiror’s written request to Purchaser prior to the Acquisition Date, Purchaser agrees that, as soon as reasonably practicable prior to the Acquisition Date, it shall enter into good faith negotiations with Acquiror intended to result in a license under the Patents, on reasonable and non-discriminatory terms and conditions, for Acquiror’s Expansion and Docking Products not included in (b) above, provided that Purchaser shall have no obligation to continue such negotiations for more than ninety (90) days after they are initiated. In the event that Acquiror later sells all, or substantially all, of its Expansion and Docking Business then the license granted under clause (b) of this Section 4.4 to the Acquiror shall be assignable (without any further right to assign or transfer) to one such subsequent acquirer (“First Subsequent Acquiror”). Upon such First Subsequent Acquiror’s written request to Purchaser prior to the date of acquisition, Purchaser agrees that, as soon as reasonably practicable prior to the date of the acquisition, it shall enter into good faith negotiations with such First Subsequent Acquiror intended to result in a license under the Patents, on reasonable and non-discriminatory terms and conditions, for such First Subsequent Acquiror’s Expansion and Docking Products not already covered by the license assignable to such First Subsequent Acquiror pursuant to this Section 4.4, provided that Purchaser shall have no obligation to continue such negotiations for more than ninety (90) days after they are initiated. In the event that First Subsequent Acquiror later sells all, or substantially all, of its Expansion and Docking Business then all licenses granted under Sections 4.3 and 4.4 are automatically revoked for any such subsequent purchaser.

5.	Additional Obligations

5.1	Further Cooperation. At the reasonable request of Purchaser, Seller shall execute and deliver such other instruments and do and perform such other acts and things as may be necessary or desirable for effecting completely the consummation of the transactions contemplated hereby, including without limitation execution, acknowledgment and recordation of other such papers, and using all reasonable commercial efforts to obtain the same from the respective inventors, as necessary or desirable for fully perfecting and conveying unto Purchaser the benefit of the transactions contemplated hereby.

5.2	Payment of Fees. Seller shall pay any maintenance fees, annuities, and the like due on the Patents on or before the Closing Date.

5.3	Seller’s Related Cases. Seller agrees and covenants that it will not initiate or otherwise pursue any reissue or reexamination of U.S. patents 5,941,965 and/or 6,256,691. Seller agrees and covenants that it will remove and revoke all existing claims and statements of priority, except for the existing claims of priority to provisional patent application US 60/532,300, in U.S. patent applications US 10/766,660 and US 10/782,082 (the “No Priority Claim Patent Applications”) to other patents and/or patent applications and it will not make any new claims of priority in the No Priority Claim Patent Applications. Seller agrees and covenants that it will not do anything in the prosecution of any of its patents related to the Patents that would negatively impact the validity of the Patents in any material way.

6.	Representations and Warranties

        Except as specifically described on Exhibit C to this Agreement, Seller hereby represents and warrants to Purchaser as follows:

6.1	Authority. Seller has the right and authority to enter into this Agreement and to carry out its obligations hereunder.

6.2	Title and Contest. Seller has good and marketable title to the Patents, including without limitation all rights, title, and interest in the Patents to sue for infringement thereof. The Patents are free and clear of all liens, mortgages, security interests or other encumbrances, and restrictions on transfer. There are no actions, suits, investigations, claims or proceedings threatened, pending or in progress relating in any way to the Patents. There are no existing contracts, agreements, options, commitments, proposals, bids, offers, or rights with, to, or in any person to acquire any of the Patents.

6.3	Existing Licenses. No rights or licenses have been granted under the Patents.

6.4	Restrictions on Rights. Purchaser will not be subject to any covenant not to sue or similar restrictions on its enforcement or enjoyment of the Patents as a result of the transaction contemplated in this Agreement, or any prior transaction related to the Patents.

6.5	Conduct. To the knowledge of Seller or its representatives has engaged in any conduct, or omitted to perform any necessary act, the result of which would invalidate any of the Patents or materially hinder their enforcement, including but not limited to misrepresenting Seller’s patent rights to a standard-setting organization.

6.6	Enforcement. Seller has not put a third party on notice of actual or potential infringement of any of the Patents or considered enforcement action(s) with respect to any of the Patents.

6.7	Patent Office Proceedings. None of the Patents have been or are currently involved in any reexamination, reissue, interference proceeding, or any similar proceeding and that no such proceedings are pending or threatened.

6.8	Related Assets. There are not other patents issued and/or applications pending for or on behalf of Seller which include (or will include) claims such that practice of any of the claims of the Patents conveyed in this Agreement would reasonably require a license under any claim of such other patents.

6.9	Fees. All maintenance fees, annuities, and the like due on the Patents on or prior to April 20, 2005, have been timely paid.

6.10	Consents. Seller has obtained all third party consents, approvals, and/or other authorizations required to make the assignments of Section 4.

6.11	Validity and Enforceability. The Patents have never been found invalid or unenforceable for any reason in any administrative, arbitration, judicial or other proceeding, and Seller has not received any notice or information of any kind from any source suggesting that the Patents may be invalid or unenforceable. Seller makes no representation that the Patents are valid and enforceable.

6.12	Limitation on Representations and Warranties of Seller. EXCEPT AS PROVIDED IN PARAGRAPHS 6.1 – 6.11 ABOVE, (i) SELLER DOES NOT REPRESENT OR WARRANT THE PATENTABILITY OF ANY CLAIMED INVENTION IN, OR THE VALIDITY OF ANY PATENT; (ii) SELLER DOES NOT REPRESENT OR WARRANT THAT THE MANUFACTURE, USE, SALE, OFFERING FOR SALE, IMPORTATION, EXPORTATION OR OTHER DISTRIBUTION OF ANY PRODUCT OR METHOD DISCLOSED AND CLAIMED IN ANY PATENT BY PURCHASER OR ANY SUBLICENSEE OR ANYONE ELSE SHALL NOT CONSTITUTE AN INFRINGEMENT OF THE INTELLECTUAL PROPERTY RIGHTS OF OTHERS; AND (iii) SELLER DOES NOT MAKES ANY REPRESENTATIONS, OR EXTEND ANY WARRANTIES OF ANY KIND, EITHER EXPRESS OR IMPLIED, WITH RESPECT TO ANY PATENT OR ANY PRODUCT, INCLUDING BUT NOT LIMITED TO THE IMPLIED WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE.

7.	Miscellaneous

7.1	Limitation on Consequential Damages. NEITHER PARTY SHALL BE LIABLE TO THE OTHER FOR LOSS OF PROFITS, OR ANY SPECIAL, CONSEQUENTIAL OR INCIDENTAL DAMAGES, HOWEVER CAUSED, EVEN IF ADVISED OF THE POSSIBILITY OF SUCH DAMAGE. THE PARTIES ACKNOWLEDGE THAT THESE LIMITATIONS ON POTENTIAL LIABILITIES WERE AN ESSENTIAL ELEMENT IN SETTING CONSIDERATION UNDER THIS AGREEMENT.

7.2	Limitation of Liability. EXCEPT IN CASE OF FRAUD, PURCHASER’S TOTAL LIABILITY UNDER THIS AGREEMENT SHALL BE AN AMOUNT EQUAL TO THE FUNDS PAID BY PURCHASER TO SELLER PURSUANT TO SECTION 3. EXCEPT IN CASE OF FRAUD, SELLER’S TOTAL LIABILITY UNDER THIS AGREEMENT SHALL BE AN AMOUNT EQUAL TO THE AMOUNT OF FUNDS RECEIVED BY SELLER UNDER SECTION 3. THE PARTIES ACKNOWLEDGE THAT THESE LIMITATIONS ON POTENTIAL LIABILITIES WERE AN ESSENTIAL ELEMENT IN SETTING CONSIDERATION UNDER THIS AGREEMENT.

7.3	Compliance with Laws. Notwithstanding anything contained in this Agreement to the contrary, the obligations of the parties shall be subject to all laws, present and future, of any government having jurisdiction over the parties and this transaction, and to orders, regulations, directions or requests of any such government.

7.4	Confidentiality of Terms. The parties hereto shall keep the terms and existence of this Agreement and the identities of the parties hereto confidential and shall not now or hereafter divulge any of this information to any third party except: (a) with the prior written consent of the other party; (b) as otherwise may be required by law or legal process, including in confidence to legal and financial advisors in their capacity of advising a party in such matters; (c) during the course of litigation, so long as the disclosure of such terms and conditions are restricted in the same manner as is the confidential information of other litigating parties; (d) in confidence to its legal counsel, accountants, banks and financing sources and their advisors solely in connection with complying with financial transactions; or (e) Purchaser may record the Assignment of Patent Rights or a similar memorandum of its purchase with patent offices; provided that, in (b) through (d) above, (i) the disclosing party shall use all legitimate and legal means available to minimize the disclosure to third parties, including without limitation seeking a confidential treatment request or protective order whenever appropriate or available; and (ii) the disclosing party shall provide the other party with at least ten (10) days prior written notice of such disclosure. Notwithstanding the above: (i) upon execution of this Agreement by the parties hereto, the parties agree that Seller may issue a Press Release, in the form of Exhibit D attached hereto (the “Press Release”); and (ii) Seller may file this Agreement, and the exhibits hereto, with the Securities and Exchange Commission, provided that Seller shall redact the submitted Agreement and exhibits to the extent possible.

7.5	Governing Law. Any claim arising under or relating to this Agreement shall be governed by the internal substantive laws of the State of New York without regard to principles of conflict of laws.

7.6	Jurisdiction. Each party hereby agrees to jurisdiction and venue in the courts of the State of New York or the Federal courts sitting therein for all disputes and litigation arising under or relating to this Agreement.

7.7	Entire Agreement. The terms and conditions of this Agreement, including its exhibits, constitutes the entire agreement between the parties with respect to the subject matter hereof, and merges and supersedes all prior and contemporaneous agreements, understandings, negotiations and discussions. Neither of the parties shall be bound by any conditions, definitions, warranties, understandings, or representations with respect to the subject matter hereof other than as expressly provided herein. The section headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. No oral explanation or oral information by either party hereto shall alter the meaning or interpretation of this Agreement. No amendments or modifications shall be effective unless in writing signed by authorized representatives of both parties. These terms and conditions will prevail notwithstanding any different, conflicting or additional terms and conditions which may appear on any purchase order, acknowledgment or other writing not expressly incorporated into this Agreement. This Agreement may be executed in two (2) or more counterparts, all of which, taken together, shall be regarded as one and the same instrument. The following exhibits are attached hereto and incorporated herein: Exhibit A (entitled “Patent Rights to be Assigned”); Exhibit B (entitled “Assignment of Patent Rights”); Exhibit C (entitled “Exceptions to Seller’s Representations”); and Exhibit D (entitled “Form of Press Release”).

7.8	Notices: All notices required or permitted to be given hereunder shall be in writing, shall make reference to this Agreement, and shall be delivered by hand, or dispatched by prepaid air courier or by registered or certified airmail, postage prepaid, addressed as follows:

If to Seller:	If to Purchaser:

Mobility Electronics, Inc.	Tao Logic Systems LLC
17800 N. Perimeter Drive, Suite 200	3225 McLeod Dr., Ste. 100
Scottsdale, Arizona 85255	Las Vegas, NV 89121
Attn: Chief Executive Officer	Attn: Managing Director

Such notices shall be deemed served when received by addressee or, if delivery is not accomplished by reason of some fault of the addressee, when tendered for delivery. Either party may give written notice of a change of address and, after notice of such change has been received, any notice or request shall thereafter be given to such party at such changed address.

7.9	Relationship of Parties. The parties hereto are independent contractors. Neither party has any express or implied right or authority to assume or create any obligations on behalf of the other or to bind the other to any contract, agreement or undertaking with any third party. Nothing in this Agreement shall be construed to create a partnership, joint venture, employment or agency relationship between Seller and Purchaser

7.10	Equitable Relief. Seller agrees that damages alone would be insufficient to compensate Purchaser for a breach of this Agreement, acknowledges that irreparable harm would result from a breach of this Agreement, and consents to the entering of an order for injunctive relief to prevent a breach or further breach, and the entering of an order for specific performance to compel performance of any obligations under this Agreement.

7.11	Severability. The terms and conditions stated herein are declared to be severable. If any paragraph, provision, or clause in this Agreement shall be found to be or held to be invalid or unenforceable in any jurisdiction in which this Agreement is being performed, the remainder of this Agreement shall be valid and enforceable and the parties shall use good faith to negotiate a substitute, valid and enforceable provision which most nearly effects the parties’ intent in entering into this Agreement.

7.12	Waiver. Failure by either party to enforce any term of this Agreement shall not be deemed a waiver of future enforcement of that or any other term in this Agreement or any other agreement that maybe in place between the parties.

7.13	Assignment. The terms and conditions of this Agreement shall inure to the benefit of the parties hereto, and their respective successors, assigns and other legal representatives, and shall be binding upon the parties hereto, and their respective successors, assigns and other legal representatives.

     In witness whereof, the parties have executed this Agreement as of the Effective Date.

TAO LOGIC SYSTEMS LLC	MOBILITY ELECTRONICS, INC.

Signature	Signature

Printed Name	Printed Name

Title	Title